Exhibit 99.1

Contact: Liz Sharp, VP Investor Relations

Smith & Wesson Holding Corp.

(413) 747-6284

lsharp@smith-wesson.com

Smith & Wesson®’s Battenfeld Technologies to Acquire UST Brands

●     Asset Acquisition Will Add Recognized Survival and Camping Brands to Accessories Platform

●     Closing Expected November 2016

SPRINGFIELD, Mass., November 4, 2016 — Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC), a leading manufacturer of firearms and provider of quality accessory products for the shooting, hunting, and rugged outdoor enthusiast, today announced that its Outdoor Products & Accessories segment, through a subsidiary of Battenfeld Technologies, Inc., will acquire the business of Ultimate Survival Technologies, Inc. (“UST Brands”), a provider of high quality survival and camping equipment, in an asset acquisition for $32.3 million in cash. In addition, up to $2.0 million will be due over a period of two years following the closing, contingent upon the financial performance of the acquired business.

UST Brands is a recognized provider of some of the finest survival and camping equipment on the market. The UST Brands line of personal safety and survival tools includes LED lights, patented all-weather fire starters, unbreakable signal mirrors, premium outdoor cutting tools, first aid kits, signal whistles, survival kits, camp kitchen products, and more. UST Brands’ products are sold through a variety of outdoor, sporting goods, and large retailers, as well as through online merchandisers. Based in Jacksonville, Florida, UST Brands operates from a 100,625 square foot facility.

James Debney, President and Chief Executive Officer of Smith & Wesson, said, “We are very excited to announce the acquisition of UST Brands. With its complete offering of survival gear, UST Brands is our first acquisition that is entirely focused on the outdoor market, which is a key part of our vision to become the leading provider of quality products for the shooting, hunting, and rugged outdoor enthusiast. By expanding its product portfolio and retail presence, UST Brands delivered impressive compound annual revenue growth of 49% from 2012 through 2015. We believe that UST Brands’ broad distribution network, which includes strategic retailers, online retailers, and distributors, will create incremental opportunities for our existing accessories products. Moreover, we believe that the UST Brands product portfolio will benefit synergistically from the product innovation, distribution network, and efficient sourcing model that have contributed to the success of our Accessories Division under the leadership of its President, Jim Gianladis.”

Jeffrey D. Buchanan, Executive Vice President and Chief Financial Officer of Smith & Wesson, stated, “We intend to complete the acquisition of UST Brands with a combination of cash on hand and borrowings under our revolving credit facility, and we expect the transaction to close later this month during our fiscal third quarter. As of the date of signing, UST Brands’ trailing twelve months revenue was approximately $24 million. Without considering any of the operating synergies, which are expected to occur in calendar 2018 and 2019, the purchase price represents an estimated multiple of approximately 11 times the trailing 12 month EBITDAS.”

Andrew Kaufmann, President of UST Brands, said, “As a family owned business for many years, we are very proud of the strong growth, profitability, and outstanding reputation we have built in the market for survival and camping equipment. We are excited about the many organic and inorganic opportunities that UST Brands will be able to pursue in this segment of the outdoor market with the strong support and financial backing of Smith & Wesson.”

About Smith & Wesson

Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC) is a provider of quality products for shooting, hunting, and rugged outdoor enthusiasts in the global consumer and professional markets. The company reports two segments: Firearms and Outdoor Products & Accessories. Firearms manufactures handgun and long gun products sold under the Smith & Wesson®, M&P®, and Thompson/Center Arms™ brands as well as providing forging, machining, and precision plastic injection molding services. Outdoor Products & Accessories provides shooting, hunting, and outdoor accessories, including reloading, gunsmithing, and gun cleaning supplies, tree saws, vault accessories, knives, laser sighting systems, and tactical lighting products. Brands in Outdoor Products & Accessories include Smith & Wesson®, M&P®, Thompson/Center Arms™, Crimson Trace®, Caldwell® Shooting Supplies, Wheeler® Engineering, Tipton® Gun Cleaning Supplies, Frankford Arsenal® Reloading Tools, Lockdown® Vault Accessories, Hooyman® Premium Tree Saws, BOG POD®, and Golden Rod® Moisture Control as well as knives and specialty tools under Schrade®, Old Timer®, Uncle Henry®, and Imperial™. For more information on Smith & Wesson, call (800) 331-0852 or log on to www.smith-wesson.com.

Safe Harbor Statement

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include the timing and completion of our acquisition of UST Brands; our belief that the acquisition of UST Brands is a key part of our vision to become the leading provider of quality products for the shooting, hunting, and rugged outdoor enthusiast; our belief that UST Brands’ broad distribution network, which includes strategic retailers, online retailers, and distributors, will create incremental opportunities for our existing accessories products; our belief that the UST Brands product portfolio will benefit synergistically from the product innovation, distribution network, and efficient sourcing model that have contributed to the success of our Accessories Division; our planned financing of the acquisition; our expectation of operating synergies, which are expected to occur in calendar 2018 and 2019; and our expectation of organic and inorganic opportunities that UST Brands will be able to pursue in this segment of the outdoor market with the strong support and financial backing of Smith & Wesson. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for our products; the costs and ultimate conclusion of certain legal matters; the state of the U.S. economy in general and the firearm industry in particular; general economic conditions and consumer spending patterns; the potential for increased regulation of firearms and firearm-related products; speculation surrounding fears of terrorism and crime; our growth opportunities; our anticipated growth; our ability to increase demand for our products in various markets, including consumer, law enforcement, and military channels, domestically and internationally; the position of our hunting products in the consumer discretionary marketplace and distribution channel; our penetration rates in new and existing markets; our strategies; our ability to introduce new products; the success of new products; our ability to expand our markets; our ability to integrate acquired businesses in a successful manner; the general growth of our firearm accessories business; the potential for cancellation of orders from our backlog; and other risks detailed from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2016.

(In this press release, EBITDAS refers to Earnings Before Interest, Taxes, Depreciation, Amortization, and Stock-based compensation.)